Exhibit 99.2

GLOBAL TECH INDUSTRIES GROUP, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

	GTII	Classsroom Salon			Proforma Combined
	September 30	December 31	Proforma		September 30
	2021	2021	Adjustments		2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$295,083	$-	$-		$295,083
Accounts receivable	-	-	-		-
Receivables-related party	-	-	-		-
Marketable securities	195,000	-	-		195,000

Total Current Assets	490,083	-	-		490,083

PROPERTY AND EQUIPMENT (NET)	2,143	-	-		2,143

OTHER ASSETS
Inventory		-			-
Security deposit		-			-
Goodwill					-
Fine art	67,845	-			67,845
License	3,958	-	15,000,000	(a)	15,003,958

TOTAL ASSETS	$564,029	$-	$15,000,000		$15,564,029

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,210,007	$-	-		$1,210,007
Accrued interest payable	376,007		-		376,007
Notes payable in default	871,082		-		871,082
Due to officers and directors	83,883		-		83,883
Notes payable	200,000				200,000
Stock deposits	490,000		-		490,000

Total Current Liabilities	3,230,979	-			3,230,979

LONG-TERM LIABILITIES

Notes payable-long term	-	-			-
Notes payable related party	-		-		-

Total Long-Term Liabilities	-	-			-

Total Liabilities	3,230,979	-	-		3,230,979

STOCKHOLDERS’ (DEFICIT)
Preferred Stock, par value $.001, 50,000 authorized, 1,000 issued	1	-	-		1
Common stock, par value $0.001 per share, 550,000,000 shares authorized; 246,722,140 and 236,572,140 issued and outstanding, respectively	246,722	-	10,000	(a)	256,722
Additional paid-in-capital	229,725,779	15	14,989,985	(a)	244,715,779
Retained (Deficit)	(232,639,452)	(15)	15	(a)	(232,639,452)

Total Stockholders’ (Deficit)	(2,666,950)	-	15,000,000		12,333,050

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$564,029	$-	$15,000,000		$15,564,029

GLOBAL TECH INDUSTRIES GROUP, INC.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	GTII	Classsroom Salon			Proforma
	September 30,	December 31	Proforma		September 30,
	2021	2021	Adjustments		2021

REVENUES, net	$-	$-	$-		$-

COST OF SALES, net	-	-	-		-

GROSS PROFIT/(LOSS)	-	-	-		-

OPERATING EXPENSES

General and administrative	258,526	15			258,541
Compensation and professional fees	3,860,868	-	-		3,860,868
Charitable donations	540,113	-			540,113
Depreciation	1,845	-	-		1,845

Total Operating Expenses	4,661,352	15			4,661,367

OPERATING INCOME (LOSS)	(4,661,352)	15			(4,661,337)

OTHER INCOME (EXPENSES)

Gain/(Loss) on sale of marketable securities	164,000	-	-		164,000
Interest expense	(49,111)	-	-		(49,111)
					-
Total Other Income (Expenses)	114,889	-	-		114,889

INCOME (LOSS) BEFORE INCOME TAXES	(4,546,463)	(15)			(4,546,478)

INCOME TAX EXPENSE	-	-	-		-

NET LOSS	$(4,546,463)	$(15)			$(4,546,478)

OTHER COMPREHENSIVE INCOME	-	-	-		-

COMPREHENSIVE LOSS	$(4,546,463)	$(15)			$(4,546,478)

BASIC AND DILUTED LOSS PER SHARE	$(0.02)	-			$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	234,303,915	200	10,000,000	(b)	244,303,915

Global Tech Industries Group, Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1. ORGANIZATION AND BASIS OF PRESENTATION

On December 18, 2021, Global Tech Industries Group, Inc. (‘us”, “Public Co”, or “the Company”) entered an agreement to acquire 100% equity interest in Classroom Holdings (“HOLDINGS”), and Classroom Salon, LLC (“SALON”) a Pennsylvania limited liability company, for purchase consideration of $15,000,000, payable in common stock of the company through the issuance of 10,000,000 shares (but subject to certain conditions being met by SALON prior to closing. On January 18, 2022 the conditions were met and the share transfer agreement became effective.

The purchase price for HOLDINGS and SALON was allocated based on the fair value of the common stock issued by the Company, and is allocated to the intangible license agreement held by SALON for software and other deliverables.

The unaudited pro forma condensed consolidated financial statements (“pro forma statements”) have been compiled from and include the pro forma statements of income for the nine months ended September 30, 2021, give effect to the business combination of HOLDINGS and SALON, as if it had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated balance sheet combining the balance sheet of Public Co as of September 30, 2021 with balance sheet of SALON as of December 31, 2021, as if the business combination had occurred on that date. This pro forma statement does not contain all the information required for annual financial statements. Accordingly, it should be read in conjunction with the most recent annual and interim financial statements of the Company.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial statement information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations. In addition, the unaudited pro forma financial statement information does not purport to represent the future financial position or results of operations of the Company.

It is management’s opinion that this unaudited pro forma financial statement includes all adjustments necessary for the fair presentation of the proposed transaction in accordance with US GAAP. The pro forma statement is not intended to reflect the financial position of the Company which would have actually resulted had the proposed transaction been effected on the dates indicated.

2. Pro-forma Adjustments

The pro forma statement incorporates the following pro forma adjustments:

(a)	The adjustment reflects the value of the share issuance of 10,000,000 shares of the Company to the shareholders of HOLDINGS and SALON, as if the acquisition occurred on January 1, 2021. In addition, the adjustments also eliminate the original capitalization and retained earnings of SALON, and records licenses for the excess in common stock value over net asset value.

(b)	The adjustments reflect the effect on basic and diluted earnings per share for combining BRONX net income for the period presented.